CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Amendment No. 1 to Form S-1 of APPlife Digital Solutions, Inc. of our report dated September 28, 2018 with respect to the financial statements of APPlife Digital Solutions, Inc. as of June 30, 2018 and for the period then ended.

Our report relating to the financial statements for the period ended June 30, 2018 contains an explanatory paragraph regarding APPlife Digital Solutions, Inc.’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

Rose, Snyder & Jacobs LLP

Encino, California

December 24, 2018